Exhibit 12.1


                               UNITIL CORPORATION

          Computation in Support of Ratio of Earnings to Fixed Charges






                                                                        Year Ended December 31,
                                                        2002       2001       2000       1999        1998
                                                   ------------------------------------------------------------------
                                                                  (000's Omitted Except Ratio)


Earnings:
Net Income before Extraordinary Item                $  6,088   $  5,027   $  7,216   $  8,438    $  8,249
Extraordinary Item, net                                ----      (3,937)     ----       ----        ----
                                                   --------------------------------------------------------
Net Income, per Consolidated Statement
         of Earnings                                   6,088      1,090      7,216      8,438       8,249
Federal and State Income Taxes included in:
   Operations                                          2,490      3,421      3,413      4,047       3,710
   Investment Write-down                               ----       1,236      ----       ----        ----
   Extraordinary Item                                  ----       1,388      ----       ----        ----
Interest on Long-Term Debt                             8,254      7,637      6,440      6,477       5,412
Amortization of Debt Discount Expense                     81         72         60         60          61
Other Interest                                         1,038      1,895      2,105      1,091       1,787
                                                   --------------------------------------------------------
     Total                                          $ 17,951   $ 16,739   $ 19,234   $ 20,113    $ 19,219
                                                   --------------------------------------------------------


Fixed Charges:
Interest of Long-Term Debt                          $  8,254   $  7,637   $  6,440   $  6,477    $  5,412
Amortization of Debt Discount Expense                     81         72         60         60          61
Other Interest                                         1,038      1,895      2,105       1,091      1,787
Pre-tax Preferred Stock Dividend Requirements            419        417        398        406         415
                                                   --------------------------------------------------------
     Total                                          $  9,792   $ 10,021   $  9,003   $  8,034    $  7,675
                                                   --------------------------------------------------------


Ratio of Earnings to Fixed Charges                      1.83       1.67       2.14       2.50        2.50
                                                   --------------------------------------------------------
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